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                                                                     Exhibit 3.1

           CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE
                     SERIES A CONVERTIBLE PREFERRED STOCK OF
                                  CATUITY INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

     Catuity Inc., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY"), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Company (the "BOARD") by the Certificate of Incorporation of the Company, as amended (the "CERTIFICATE OF INCORPORATION"), the following resolution was adopted as of November 16, 2006 by the Board pursuant to the Section 151 of the Delaware General Corporation Law ("DGCL"):

     RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, as amended, there shall be created a series of Preferred Stock, $0.001 par value, which series shall have the following designations and number thereof, powers, preferences, rights, qualifications, limitations and restrictions:

(1) Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock designated as "Series A Convertible Preferred Stock" (the "SERIES A PREFERRED STOCK"). The authorized number of shares of Series A Preferred stock shall be 700 shares; provided, that whatever number of shares of Series A Preferred Stock is not issued and sold in the offering of Series A Preferred Stock being undertaken contemporaneously with the creation of the Series A Preferred Stock pursuant to the Securities Purchase, shall be cancelled, retired and eliminated by the Company from the shares of Series A Preferred Stock which the Company shall be authorized to issue. Any such shares of Series A Preferred Stock so cancelled, retired and eliminated shall have the status of authorized and unissued shares of preferred stock, issuable in undesignated series and may be redesignated and reissued in any series other than as Series A Preferred Stock provided that no such redesignated or reissued shares can be Senior Preferred unless authorized pursuant to Section 12 hereof.

(2) Dividends. The holders of the shares of Series A Preferred Stock (each, a "HOLDER" and collectively, the "HOLDERS") shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, monthly dividends ("DIVIDENDS") payable on the Stated Value (as defined below) of each share of Series A Preferred Stock at the Dividend Rate (as defined below). Dividends on the shares of Series A Preferred Stock shall commence accruing and be cumulative on the Initial Issuance Date and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable in arrears for each month on the first day of the succeeding month during the period beginning on the Initial Issuance Date (each, a "DIVIDEND DATE") with the first Dividend Date being date that is the first 1st of the Month following issuance. Prior to the payment of Dividends on a Dividend Date, Dividends on the shares of Series A Preferred Stock shall accrue at the Dividend Rate. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Dividends shall be payable in cash. Notwithstanding the foregoing, if on a Dividend Date, the Company is not permitted under the DGCL (or under any agreement that would prohibit the payment of such Dividends provided such agreement was in existence as of the date hereof or entered into subsequent to the date hereof with the consent of the Required Holders) to pay such Dividends, the Company shall be permitted to delay payment of such Dividends until the earliest date on which the Company would be legally permitted to make such payment.


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(3) Conversion. Shares of Series A Preferred Stock shall be convertible into the
Company's common shares, $0.001 par value per share (the "COMMON SHARES"), on the terms and conditions set forth in this Section.

     (a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

          (i) "APPROVED SHARE PLAN" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, consultant or director for services provided to the Company.

          (ii) "BLOOMBERG" means Bloomberg Financial Markets.

          (iii) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

          (iv) "CHANGE OF CONTROL" means any Fundamental Transaction other than
     (A) any reorganization, recapitalization or reclassification in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (C) a Fundamental Transaction that has been previously authorized by a written consent of the Required Holders prior to the consummation of such Fundamental Transaction.

          (v) "CLOSING BID PRICE" and "CLOSING SALE PRICE" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 5:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 3(d)(iii). All such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.


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          (vi) "CONVERSION AMOUNT" means the Stated Value.

          (vii) "CONVERSION PRICE" means, with respect to the shares of Series A Preferred Stock, as of any Conversion Date or other date of determination, $3.25, subject to adjustment as provided herein.

          (viii) "CONVERTIBLE SECURITIES" means any shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Shares.

          (ix) "DIVIDEND RATE" means ten percent (10%) per annum.

          (x) "ELIGIBLE MARKET" means the Principal Market, NYSE, the Nasdaq National Market, The American Stock Exchange or The Nasdaq Capital Market.

          (xi) "EXCLUDED SECURITIES" means Common Shares issued or deemed to be issued by the Company or Options: (A) in connection with an Approved Share Plan or (B) upon issuance of the shares of Series A Preferred Stock or upon conversion of the shares of Series A Preferred Stock or upon exercise of the Preferred Stock Warrants; (C) upon issuance of the Notes or upon conversion of the Notes or upon exercise of the Note Warrants; (D) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Subscription Date, provided that such issuance of Common Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and the exercise, conversion or similar price and the number of shares underlying such Option or Convertible Security are not amended or changed after the date immediately proceeding the Subscription Date and the other material terms of such Options or Convertible Securities are not otherwise amended or changed after the date immediately preceding the Subscription Date; (E) issued in connection with any share split, share dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 3(f)(ii); and (F) designated for issuance in connection with transactions identified on Schedule 3(r) to the Securities Purchase Agreement.

          (xii) "FUNDAMENTAL TRANSACTION" means that (i) the Company shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Shares (not including any Common Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Shares or (ii) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% of the issued and outstanding Common Stock or the aggregate ordinary voting power represented by issued and outstanding Common Stock.


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          (xiii) "INITIAL ISSUANCE DATE" means November 22, 2006.

          (xiv) "LIQUIDATION EVENT" means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

          (xv) "NOTES" shall have the meaning given it in the Securities Purchase Agreement.

          (xvi) "NYSE" means The New York Stock Exchange, Inc.

          (xviii) "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

          (xix) "PARENT ENTITY" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or equivalent equity security are quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

          (xx) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          (xxi) "PRINCIPAL MARKET" means The Nasdaq Small Cap Market.

          (xxii) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement by and among the Company, the initial Holders of the Series A Preferred Stock and the initial Holders of the Notes relating to the filing of a registration statement covering the resale of the Common Shares issuable upon conversion of the Series A Preferred Stock and the Notes and the exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

          (xxiii) "REQUIRED HOLDERS" means the Holders of shares of Series A Preferred Stock representing at least a majority of the aggregate shares of Series A Preferred Stock then outstanding.

          (xxiv) "SEC" means the Securities and Exchange Commission.

          (xxv) "SECURITIES PURCHASE AGREEMENT" means that certain securities purchase agreement by and among the Company, the initial Holders and the initial holders of the Notes, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.

          (xxvi) "STATED VALUE" means $1,000 (as subject to adjustment in the case of any stock splits, stock combination or similar recapitalization affecting the Series A Preferred Stock).

          (xxvii) "SUBSCRIPTION DATE" means November 21, 2006.

          (xxviii) "SUCCESSOR ENTITY" means the Person, which may be the Company, formed by,


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     resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common shares or equivalent equity security are quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

          (xxix) "TRADING DAY" means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded; provided that "Trading Day" shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 5:00:00 p.m., New York Time).

          (xxx) "TRANSACTION DOCUMENTS" means the Securities Purchase Agreement, this Certificate of Designations, the Warrants and the Registration Rights Agreement delivered in accordance with the Securities Purchase Agreement.

          (xxxi) "WARRANTS" means the warrants to purchase Common Shares issued by the Company pursuant to the Securities Purchase Agreement, including (a) the Note Warrants (as defined in the Securities Purchase Agreement), (b) the Preferred Stock Warrants (as defined in the Securities Purchase Agreement) and (c) all Warrants issued in exchange thereof or replacement thereof.

          (xxxii) "WEIGHTED AVERAGE PRICE" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the term "Weighted Average Price" shall be being substituted for the term "Closing Bid Price." All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

     (b) Holder's Conversion Right. Subject to the provisions of Section 6 and
Section 14, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of shares of Series A Preferred Stock into fully paid and nonassessable Common Shares in accordance with Section 3(d) at the Conversion Rate (as defined below).

     (c) Conversion Rate. The number of Common Shares issuable upon conversion of each share of Series A Preferred Stock pursuant to Section 3(b) shall be determined according to the following formula (the "CONVERSION RATE"):


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                                Conversion Amount
                                Conversion Price

          No fractional shares of Common Stock are to be issued upon the conversion of any shares of Series A Preferred Stock, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

     (d) Mechanics of Conversion. The conversion of shares of Series A Preferred Stock shall be conducted in the following manner:

          (i) Holder's Delivery Requirements. To convert shares of Series A Preferred Stock into Common Shares on any date (the "CONVERSION DATE"), the Holder shall transmit by facsimile or email (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York City Time, at least one Business Day prior to such Conversion Date, a copy of a properly completed notice of conversion executed by the registered Holder of the shares of Series A Preferred Stock subject to such conversion in the form attached hereto as
     Exhibit I (the "CONVERSION NOTICE") to the Company.

          (ii) Company's Response. On or before the first (1st) Business Day following the date of receipt by the Company of such Conversion Notice (the "SHARE DELIVERY DATE"), and provided the Company shall not have objected as provided for in subsection (iii) below, the Company shall issue and deliver to the address as specified in the Conversion Notice, certificates for the number of shares of Common Stock to which the Holder shall be entitled.

          (iii) Dispute Resolution. The Company shall have one (1) Business Day from transmission of the Conversion Notice by the Holder to object to the calculation of the Conversion Rate. If the Company fails to object to the calculation of the number of shares of Common Stock into which the Series A Preferred Stock is to be converted or otherwise with respect to the Conversion Notice, within said time, then the Company shall be deemed to have waived any objections to said calculation and the Conversion Notice. In the case of a dispute, the Company shall transfer to the Holder the number of Common Shares that is not disputed, if any, and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice or other date of determination. If such Holder and the Company are unable to agree on the arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause, at the Company's expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than one (1) Business Day from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

          (iv) Record Holder. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of shares of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.


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          (v) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of shares of Series A Preferred Stock in accordance with the terms hereof, any Holder thereof shall not be required to physically surrender the certificate representing the shares of Series A Preferred Stock to the Company unless (A) the full or remaining number of shares of Series A Preferred Stock represented by the certificate are being converted or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of shares of Series A Preferred Stock upon physical surrender of any shares of Series A Preferred Stock. The Holders and the Company shall maintain records showing the number of shares of Series A Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Company, so as not to require physical surrender of the certificate representing the shares of Series A Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of shares of Series A Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if shares of Series A Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the shares of Series A Preferred Stock unless such Holder first physically surrenders the certificate representing the shares of Series A Preferred Stock to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series A Preferred Stock represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock represented by such certificate may be less than the number of shares of Series A Preferred Stock stated on the face thereof. Each certificate for shares of Series A Preferred Stock shall bear the following legend:

     ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(d)(vi) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

     (e) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon the conversion of shares of Series A Preferred Stock.

     (f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 3(f).

          (i) Adjustment of Conversion Price upon Issuance of Common Shares. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 3(f) is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company but excluding Excluded Securities) for a consideration per share (the "NEW ISSUANCE PRICE") less than a price (the "APPLICABLE PRICE") equal to the Conversion Price in effect immediately prior to such time (a "DILUTIVE ISSUANCE"), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of


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     determining the adjusted Conversion Price under this Section 3(f)(i), the following shall be applicable:

               (A) Issuance of Options. If the Company in any manner grants or sells any Options (other than Options which are Excluded Securities) and the lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 3(f)(i)(A), the "lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Shares upon conversion, exchange or exercise of such Convertible Securities.

               (B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities (other than Convertible Securities which are Excluded Securities) and the lowest price per share for which one Common Share is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 3(f)(i)(B), the "lowest price per share for which one Common Share is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this
          Section 3(f)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

               (C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options (other than Options which are Excluded Securities), the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Shares changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the shares of Series A


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          Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

               (D) Calculation of Consideration Received. In case any Option (other than Options which are Excluded Securities) is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.001. If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or marketable securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

               (E) Record Date. If the Company takes a record of the holders of Common Shares for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Shares, Options or Convertible Securities or (II) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Shares. If the Company at any time after the Subscription Date subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse share split or otherwise) its outstanding Common Shares into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

          (iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 3(f) but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the

     Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3(f).

          (iv) Notices.

               (A) Immediately upon any adjustment of the Conversion Price pursuant to this Section 3(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in
          Section 3(d)(iii).

               (B) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Shares, (II) with respect to any pro rata subscription offer to holders of Common Shares or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

               (C) The Company will also give written notice to each Holder no later than (i) ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place and (ii) the date upon which such Fundamental Transaction or Liquidation Event is announced to the public; provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(4) [Intentionally left blank]

(5) Other Rights of Holders.

     (a) Approval. The Company shall not enter into or be party to a Fundamental Transaction unless the Required Holders shall have consented thereto.

     (b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the "PURCHASE RIGHTS"), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of Common Shares acquirable upon complete conversion of the shares of Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights.

     (c) Limitations on Senior Management Securities. The Company shall not permit any of its senior management to sell or transfer, directly or indirectly, any Common Stock, Option, Convertible Security or any other instrument convertible into or exercisable or exchangeable for Common Stock, or to convert or exercise any such convertible or exercisable instrument (except as may be issued pursuant to the terms of an Approved Share Plan) beneficially owned by such Person, unless (i) the Required Holders shall have executed a written consent to such sale, transfer or exercise or (ii) the Weighted Average Price of the Common Stock shall have equaled or exceeded 175% of the initial Conversion Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Subscription Date) for each of the sixty (60) consecutive Trading Days' (the "LIMITATION MEASURING PERIOD") prior to the date of such sale, transfer or exercise (the "SENIOR MANAGEMENT LIMITATION"). Notwithstanding anything stated herein to the contrary, the Securities may be pledged by Senior Management in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities (or resulting foreclosure on such Securities by such lender) shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and Senior Management shall not be required to provide the Holder with any notice thereof or otherwise make any delivery to the Holder pursuant to this Agreement or any other Transaction Document.

(6) Limitation on Conversion

     (i) Beneficial Ownership. The Company shall not effect and shall have no obligation to effect any conversion of shares of Series A Preferred Stock, and no Holder shall have the right to convert any shares of Series A Preferred Stock, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of shares of Series A Preferred Stock or otherwise, beneficial ownership of a number of Common Shares that exceeds 4.99% ("MAXIMUM PERCENTAGE") of the number of Common Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of Common Shares beneficially owned by a Person and its affiliates shall include the number of Common Shares issuable upon conversion of the shares of Series A Preferred Stock that are subject to a pending conversion notice for which the determination of whether the Maximum Percentage had been exceeded is being determined, but shall exclude the number of Common Shares which would be issuable upon (A) conversion of any remaining, nonconverted shares of Series A Preferred Stock beneficially owned by such Person or any of its affiliates not subject to a pending conversion notice and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) beneficially owned by such Person or any of its affiliates that are similarly subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 6. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 6, in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as reflected in (1) the Company's most recent Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its Transfer Agent setting forth the number of Common Shares outstanding. Upon the written request of any Holder, the Company shall promptly, but in no event later than one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to all conversions of shares of Series A Preferred Stock by such Holder and its affiliates that had occurred since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first
(61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder.

     (ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Stock, and the Holder of the Preferred Stock shall not have the right to receive upon conversion of the Preferred Stock any shares of Common Stock, if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion or exercise, as applicable, of the Notes, Preferred

Stock and Warrants without breaching the Company's obligations under the rules or regulations of the Principal Market or the Australian Stock Exchange (the "EXCHANGE CAP"), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market or the Australian Stock Exchange for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no purchaser of the Preferred Stock pursuant to the Securities Purchase Agreement (the "PURCHASERS") shall be issued in the aggregate, upon conversion or exercise, as applicable, of the Notes, Preferred Stock or Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of the Preferred Stock issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Preferred Stock issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the "EXCHANGE CAP ALLOCATION"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Stock, the transferee shall be allocated a pro rata portion of such Purchaser's Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of the Preferred Stock shall convert all of such holder's Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such holder's Exchange Cap Allocation, then the difference between such holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of the Preferred Stock on a pro rata basis in proportion to the aggregate principal amount of the Preferred Stock then held by each such holder.

(7) Authorized Shares.

     (a) Reservation. The Company shall have sufficient authorized and unissued Common Shares for each of the share of Series A Preferred Stock equal to the sum of (i) the maximum number of Common Shares necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each share of Series A Preferred Stock as of the Initial Issuance Date, (ii) the maximum number of Common Shares necessary to effect the conversion of the Notes and
(iii) the maximum number of Common Shares necessary to effect the exercise of all of the Warrants. So long as any of the shares of Series A Preferred Stock are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, the number of Common Shares as shall from time to time be necessary to effect the conversion of all of the shares of Series A Preferred Stock then outstanding; provided, that at no time shall the number of Common Shares so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the "REQUIRED AMOUNT"). The initial number of shares of Common Shares reserved for conversions of the shares of Series A Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series A Preferred Stock held by each Holder at the time of issuance of the shares of Series A Preferred Stock or increase in the number of reserved shares, as the case may be (the "AUTHORIZED SHARE ALLOCATION"). In the event a Holder shall sell or otherwise transfer any of such Holder's shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved Common Shares reserved for such transferor. Any Common Shares reserved and allocated to any Person which ceases to hold any shares of Series A Preferred Stock shall be allocated to the remaining Holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such Holders.

     (b) Insufficient Authorized Shares. If at any time while any of the shares of Series A

Preferred Stock remain outstanding the Company does not have a sufficient number of authorized and unissued Common Shares to satisfy its obligation to have available for issuance upon conversion of the shares of Series A Preferred Stock at least a number of Common Shares equal to the Required Amount (an "AUTHORIZED SHARE FAILURE"), then the Company shall as promptly as practicable take all action necessary to increase the Company's authorized Common Shares to an amount sufficient to allow the Company to have available the Required Amount for the shares of Series A Preferred Stock then outstanding.

(8) Voting Rights. Holders of shares of Series A Preferred Stock shall have no voting rights, except as required by law, including but not limited to the DGCL, and as expressly provided in this Certificate of Designations.

(9) Change of Control Reset. Upon a Change of Control, the then Conversion Price shall be reduced by twenty percent (20%).

(10) Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital shares of the Company of any class junior in rank to the shares of Series A Preferred Stock in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per shares of Series A Preferred Stock equal to the stated value plus the amount of any accrued but unpaid Dividends and liquidated damages per share of Series A Preferred Stock; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred shares of the Company that are of equal rank with the shares of Series A Preferred Stock as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each Holder and holder of Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and holders of Pari Passu Shares, as the case may be, as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of shares of Series A Preferred Stock and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred shares of the Company junior in rank to the shares of Series A Preferred Stock in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of shares of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(11) Preferred Rank. All Common Shares shall be of junior rank to all shares of Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the Common Shares shall be subject to the preferences and relative rights of the shares of Series A Preferred Stock. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other capital shares that are of senior or pari-passu rank to the shares of Series A Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively "SENIOR PREFERRED") The Company shall be permitted to issue preferred shares that are junior in rank to the shares of Series A Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation, the shares of Series A

Preferred Stock shall maintain their relative powers, designations and preferences provided for herein (except that the shares of Series A Preferred Stock may be pari passu with, but not junior to, any capital shares of the successor entity) and no merger shall result inconsistent therewith. The Series A Preferred Stock shall be junior to, and shall be subject to the preferences and relative rights of holders of the Company's Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as to distributions and payments upon the liquidation, dissolution and winding up of the Company.

(12) Vote to Change the Terms of or Issue Series A Preferred Stock. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (u) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of preferred shares, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (v) increase or decrease (other than by conversion) the authorized number of the Series A Preferred Stock; (w) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series A Preferred Stock with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (x) purchase, repurchase or redeem any Common Shares (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services); (y) pay dividends or make any other distribution on the Common Shares; or (z) whether or not prohibited by the terms of the Series A Preferred Stock, circumvent a right of the Series A Preferred Stock.

(13) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Certificate(s), the Company shall execute and deliver new Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Certificates if the Holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Shares.

(14) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(15) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(16) Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

     If to the Company:

                               Catuity, Inc.
                               300 Preston Avenue
                               Suite 302
                               Charlottesville, VA 22902
                               Telephone: (434) 979-0724
                               Facsimile: (734) 293-4213
                               Attention: John Racine

     If to the Transfer Agent:

                               Computershare Investor Services
                               2 North LaSalle Street
                               Chicago, IL 60602
                               Telephone: (312) 588-4747
                               Facsimile: (312) 601-4348

If to a holder of Securities, to its address and facsimile number set forth in the records of the Company, with a copy (for informational purposes only) to:

                               Gottbetter & Partners, LLP
                               488 Madison Avenue, 12th Floor
                               New York, New York 10022
                               Telephone: (212) 400-6900
                               Facsimile: (212) 400-6901
                               Attention: Jason M. Rimland, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(17) Transfer of Series A Preferred Stock. A Holder may assign some or all of the shares of Series A Preferred Stock and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that the Holder provides the Company with such documentation, assurances and opinions as the Company reasonably deems appropriate to confirm that such assignment is in compliance with applicable securities laws.

(18) Series A Preferred Stock Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Company shall record the name, address and facsimile number of the persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(19) Dispute Resolution. In the case of a dispute regarding any of the provisions hereof, the Company shall submit such dispute via facsimile within two Business Days of receipt of the notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such dispute within three Business Days of such dispute being submitted to the Holder, then the Company shall, within two Business Days thereafter submit via facsimile such dispute to an independent, reputable investment bank selected by the Company and approved by the Holder or to the Company's independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, and notify the Company and the Holder of the results no later than ten Business Days from the time it receives the dispute. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(20) Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Company, has executed this Certificate of Designations this 17th day of November 2006.

                                        CATUITY INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT I

                         CATUITY INC. CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Catuity Inc. (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "SERIES A PREFERRED STOCK"), of Catuity Inc., a Delaware corporation (the "COMPANY"), indicated below into Common Shares, par value $0.001 per share (the "COMMON SHARES"), of the Company, as of the date specified below.

     Date of Conversion: ____________________________________

     Number of shares of Series A Preferred Stock to be converted: _____________

     Share certificate no(s). of Series A Preferred Stock to be converted: _________________________________

     Tax ID Number (If applicable): _________________________

     Applicable Conversion Price: ___________________________

     Number of Common Shares to be issued: __________________

     Authorization:


     By:
         ----------------------------
     Name:
           --------------------------
     Title:
            -------------------------
     Dated:
            -------------------------

     Account Number (if electronic book entry transfer): ________________

     Transaction Code Number (if electronic book entry transfer): _____________